ASA Gold and Precious Metals Limited - 8K

Exhibit 99.1

April 29, 2024

Contact: Axel Merk

Chief Operating Officer

(650) 376-3135 or (800) 432-3378

info@asaltd.com

For Immediate Release:

ASA Gold and Precious Metals Fund Adopts Limited-Duration Shareholder Rights Plan

Designed to Prevent Creeping Control and Protect Long-Term Value for All Shareholders

Portland, Maine, April 29, 2024 – The Board of Directors (the “Board”) of ASA Gold and Precious Metals Limited (“ASA” or the “Company”) (NYSE:ASA) has unanimously adopted a limited-duration shareholder rights plan (“Rights Plan”) to protect the interests of the Company and all of its shareholders. The Rights Plan is currently effective and will expire at the close of business on August 23, 2024. The terms of the Rights Plan are substantially identical to the terms of the shareholder rights plan that was adopted by the Board on December 31, 2023.

The limited-duration Rights Plan was adopted in response to the rapid and significant accumulation of ASA shares by Saba Capital Management, LP (“Saba”). Based on public filings, Saba’s current position in ASA represents approximately 16.87% of ASA’s outstanding common shares.

The Rights Plan is intended to prevent Saba’s unilateral attempt to obtain creeping control of the Company, which the Board believes would undermine ASA’s strategic focus on long-term capital appreciation in the global gold mining industry. The Rights Plan is designed to enable ASA’s shareholders to realize the long-term value of their investment, provide an opportunity for all shareholders to receive fair and equal treatment in the event of any proposed takeover of ASA and guard against tactics to gain control of ASA without paying all shareholders, what the Board considers to be an appropriate premium for that control. The Rights Plan is not intended to deter offers or preclude the Board from taking action that it believes is in the best interest of the Company and its shareholders.

ASA will issue one right for each ASA common share outstanding as of the close of business on May 9, 2024. The rights will initially trade with ASA’s common shares and will become exercisable only if a person acquires 15% or more of ASA’s outstanding common shares. Any shareholders with beneficial ownership of 15% or more of ASA’s outstanding common shares (including Saba) prior to this announcement are grandfathered at their beneficial ownership levels at the date the Rights Plan was adopted, but are not permitted to acquire additional common shares representing 0.25% or more of the outstanding common shares without triggering the Rights Plan.

Pursuant to the Rights Plan, should it be triggered, the Board may decide that:

• Each holder of a right (other than the acquiring person, whose rights will have become void and will not be exercisable) will be entitled to purchase, for a purchase price of $1.00 per share, one ASA common share.

• Alternatively, (on a cashless basis) each outstanding right (other than the rights held by the acquiring person, whose rights will have become void) will be exchanged for one common share.

Further details about the Rights Plan will be contained in a Form 8-K and Form 8-A to be filed by ASA with the U.S. Securities and Exchange Commission.

About ASA

ASA is a non-diversified, closed-end fund that seeks long-term capital appreciation primarily through investing in companies engaged in the exploration for, development of projects in, or mining precious metals and minerals. On April 12, 2019, ASA shareholders voted to approve an investment advisory agreement between Merk and ASA.

It is a fundamental policy of ASA that at least 80% of its total assets must be (i) invested in common shares or securities convertible into common shares of companies engaged, directly or indirectly, in the exploration, mining or processing of gold, silver, platinum, diamonds or other precious minerals, (ii) held as bullion or other direct forms of gold, silver, platinum or other precious minerals, (iii) invested in instruments representing interests in gold, silver, platinum or other precious minerals such as certificates of deposit therefor, and/or (iv) invested in securities of investment companies, including exchange-traded funds, or other securities that seek to replicate the price movement of gold, silver or platinum bullion.

ASA employs bottom-up fundamental analysis and relies on detailed primary research, including meetings with company executives, site visits to key operating assets, and proprietary financial analysis in investment decisions. Investors are encouraged to visit the ASA’s website http://www.asaltd.com/ for additional information, including historical and current share prices, news releases, financial statements, tax, and supplemental information.

ASA is a “passive foreign investment company” for United States federal income tax purposes. As a result, United States shareholders holding shares in taxable accounts are encouraged to consult their tax advisors regarding the tax consequences of their investment in the Company’s common shares.

About Merk

Merk Investments LLC, an SEC-registered investment adviser, provides investment advice on liquid global markets, including domestic and international equities, fixed income, commodities, and currencies. For more information on Merk, please visit www.merkinvestments.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of U.S. federal securities laws that are intended to be covered by the safe harbors created thereunder. The Company’s actual performance or results may differ from its beliefs, expectations, estimates, goals and projections, and consequently, investors should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and generally can be identified by words such as “believe,” “anticipate,” “estimate,” “expect,” “intend,” “should,” “may,” “will,” “seek,” or similar expressions or their negative forms, or by references to strategy, plans, goals or intentions. The absence of these words or references does not mean that the statements are not forward-looking. The Company’s performance or results can fluctuate from month to month depending on a variety of factors, a number of which are beyond the Company’s control and/or are difficult to predict, including without limitation: the Company’s investment decisions, the performance of the securities in its investment portfolio, economic, political, market and financial factors, and the prices of gold, platinum and other precious minerals that may fluctuate substantially over short periods of time. The Company may or may not revise, correct or update the forward-looking statements as a result of new information, future events or otherwise.

The Company concentrates its investments in the gold and precious minerals sector. This sector may be more volatile than other industries and may be affected by movements in commodity prices triggered by international monetary and political developments. The Company is a non-diversified fund and, as such, may invest in fewer investments than that of a diversified portfolio. The Company may invest in smaller-sized companies that may be more volatile and less liquid than larger more established companies. Investments in foreign securities, especially those in the emerging markets, may involve increased risk as well as exposure to currency fluctuations. Shares of closed-end funds frequently trade at a discount to net asset value. All performance information reflects past performance and is presented on a total return basis. Past performance is no guarantee of future results. Current performance may differ from the performance shown.

This press release does not constitute an offer to sell or solicitation of an offer to buy any securities.